As filed with the Securities and Exchange Commission on April 2, 2024
Registration No. 333-276660

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3
TO
FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Pinstripes Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	5810	86-2556699
(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
1150 Willow Road
Northbrook, IL 60062
Telephone: (847) 480-2323
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Dale Schwartz
Chief Executive Officer
1150 Willow Road
Northbrook, IL 60062
Telephone: (847) 757-3812
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Mark D. Wood, Esq.
Elizabeth C. McNichol, Esq.
Katten Muchin Rosenman LLP
525 W. Monroe Street
Chicago, IL 60661
Tel: (312) 902-5200

Approximate date of commencement of proposed sale of the securities to the public: From time to time after this Registration Statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE
This amendment is being filed solely to file an exhibit to the Registration Statement.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution.
The following table sets forth the estimated expenses to be borne by the registrant in connection with the issuance and distribution of the shares of common stock being registered hereby.

Securities and Exchange Commission registration fee	$53,214.50
Accounting fees and expenses	$35,000.00
Legal fees and expenses	$200,000.00
Financial printing and miscellaneous expenses	$60,000.00
Total	$348,214.50
Item 14. Indemnification of Directors and Officers.
Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.
Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.
Additionally, the registrant’s Charter limits the liability of its directors and officers to the fullest extent permitted by the DGCL, and the registrant’s Bylaws provide that it will indemnify them to the fullest extent permitted by such law. The registrant has entered into and expects to continue to enter into agreements to indemnify its directors, executive officers and other employees as determined by the registrant’s board of directors. Under the terms of such indemnification agreements, the registrant is required to indemnify each of its directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was our director or officer or was serving at our request in an official capacity for another entity. The registrant must indemnify its officers and directors under the circumstances and to the extent provided for therein, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claim, demand, action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, and including appeals, in which he or she may be involved, or is threatened to be involved, as a party or otherwise, to the fullest extent permitted under the DGCL and the Bylaws. The indemnification agreements also require the registrant, if so requested, to advance all reasonable fees, expenses, charges and other costs that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by the registrant Any claims for indemnification by the registrant’s directors and officers may reduce our available funds to satisfy successful third-party claims against the registrant and may reduce the amount of money available to the registrant.
Item 15. Recent Sales of Unregistered Securities
On March 16, 2021, Banyan issued an aggregate of 8,625,000 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.003 per share, to the Sponsor, and an aggregate of 142,500 of such Founder Shares were subsequently transferred to Banyan’s independent directors, executive officers and special advisor and other third parties. On November 30, 2021, the Sponsor voluntarily forfeited certain Founder Shares such that Banyan’s initial stockholders, consisting of the Sponsor, independent directors, certain advisors and an additional party collectively held 6,900,000 founder shares. On January 19, 2022, Banyan effectuated a 1.05-for-1 stock split by way of a stock dividend such that Banyan’s initial stockholders, consisting of the Sponsor, independent directors, certain advisors and an additional party then collectively held 7,245,000 Founder Shares.
Simultaneously with the closing of the IPO, Banyan completed the private placement of 11,910,000 Private Placement Warrants to the Sponsor, BTIG and I-Bankers, including 1,260,000 Private Placement Warrants as a result of the Underwriters’ exercise of their over-allotment option in full, at a purchase price of $1.00 per Private Placement Warrant, generating total proceeds of $11,910,000.
In connection with the Closing, the registrant issued 50,000 shares of Pinstripes Holdings Class A Common Stock in settlement of $0.5 million of transaction costs incurred by Pinstripes for financial advisor, legal and other professional services.
Each of the securities described herein were issued in reliance on the exemption from registration requirements thereof provided by Section 4(a)(2) of the Securities Act as a transaction by an issuer not involving a public offering.

Item 16. Exhibits and Financial Statements Schedules.

Exhibit Number	Description of Exhibit
2.1*†
Second Amended and Restated Business Combination Agreement, dated as of November 22, 2023, by and among Banyan Acquisition Corporation, Panther Merger Sub Inc. and Pinstripes, Inc. (incorporated by reference to Exhibit 2.1 to Banyan Acquisition Corporation’s Current Report on Form 8-K, filed with the SEC on November 22, 2023).

3.2*
Second Amended and Restated Certificate of Incorporation of Pinstripes Holdings, Inc. (incorporated by reference to Exhibit 3.2 to Pinstripes Holdings, Inc.’s Current Report on Form 8-K, filed with the SEC on January 5, 2024).

3.3*	Amended and Restated Bylaws of Pinstripes Holdings, Inc. (incorporated by reference to Exhibit 3.3 to Pinstripes Holdings, Inc.’s Current Report on Form 8-K, filed with the SEC on January 5, 2024).

4.1*
Warrant Agreement, dated January 19, 2022, by and between Banyan Acquisition Corporation and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 to Banyan Acquisition Corporation’s Current Report on Form 8-K, filed with the SEC on January 24, 2022).

4.2*	Form of Oaktree Warrant (incorporated by reference to Exhibit 4.2 to Pinstripes Holdings, Inc.’s Current Report on Form 8-K, filed with the SEC on January 5, 2024).

5.1**	Opinion of Katten Muchin Rosenman LLP.

10.1*†
Loan Agreement, dated December 29, 2023, by and among Pinstripes, Inc., as Borrower, Pinstripes Holdings, Inc. as Holdings, Oaktree Fund Administration, LLC as Agent, and the lenders party thereto (incorporated by reference to Exhibit 10.1 to Pinstripes Holdings, Inc.’s Current Report on Form 8-K, filed with the SEC on January 5, 2024).

10.2*†
Continuing Guaranty Agreement, dated December 29, 2023, by an among each guarantor party thereto and Oaktree Fund Administration, LLC. (incorporated by reference to Exhibit 10.2 to Pinstripes Holdings, Inc.’s Current Report on Form 8-K, filed with the SEC on January 5, 2024).

10.3*†
Pledge and Security Agreement, dated as of December 29, 2023, among Pinstripes, Inc., as borrower, Pinstripes Holdings, Inc., as Holdings, each subsidiary of the borrower from time to time party thereto and Oaktree Fund Administration, LLC. (incorporated by reference to Exhibit 10.3 to Pinstripes Holdings, Inc.’s Current Report on Form 8-K, filed with the SEC on January 5, 2024).

10.4*†
Fifth Amendment to Loan Agreement and Second Amendment to Pledge and Security Agreement, dated December 29, 2023 to the Loan Agreement, dated as of March 7, 2023 by and among Pinstripes, Inc., Pinstripes Holdings, Inc., the other guarantors party thereto, Silverview Credit Partners, L.P., as agent and the lenders party thereto (incorporated by reference to Exhibit 10.4 to Pinstripes Holdings, Inc.’s Current Report on Form 8-K, filed with the SEC on January 5, 2024).

10.5*†
Omnibus Joinder dated as of December 29, 2023 by and between Silverview Credit Partners, as agent and Pinstripes Holdings, Inc. (incorporated by reference to Exhibit 10.5 to Pinstripes Holdings, Inc.’s Current Report on Form 8-K, filed with the SEC on January 5, 2024).

10.6*†
Amendment No. 2 to Term Loan and Security Agreement, dated December 29, 2023, by and among Pinstripes, the lenders party thereto and GCCP II Agent, LLC, as agent for the lenders (incorporated by reference to Exhibit 10.6 to Pinstripes Holdings, Inc.’s Current Report on Form 8-K, filed with the SEC on January 5, 2024).

10.7*†
Continuing Guaranty Agreement, dated December 29, 2023 by each guarantor party thereto and GCCP II Agent, LLC, as agent (incorporated by reference to Exhibit 10.7 to Pinstripes Holdings, Inc.’s Current Report on Form 8-K, filed with the SEC on January 5, 2024).

10.8*
Director Designation Agreement, dated December 29, 2023, by and among Pinstripes Holdings, Inc. and Dale Schwartz (incorporated by reference to Exhibit 10.8 to Pinstripes Holdings, Inc.’s Current Report on Form 8-K, filed with the SEC on January 5, 2024).

10.9*†
Amended and Restated Registration Rights Agreement, dated December 29, 2023, by and among Pinstripes Holdings, Inc. and certain security holders named therein (incorporated by reference to Exhibit 10.9 to Pinstripes Holdings, Inc.’s Current Report on Form 8-K, filed with the SEC on January 5, 2024).

10.10*
Amended and Restated Sponsor Letter Agreement, dated as of November 22, 2023, by and among Banyan Acquisition Corporation, Pinstripes, Inc., Banyan Acquisition Sponsor LLC and other parties thereto (incorporated by reference to Exhibit 10.1 to Banyan Acquisition Corporation’s Current Report on Form 8-K, filed with the SEC on November 22, 2023).

10.11*
Security Holder Support Agreement, dated as of June 22, 2023, by and among Banyan Acquisition Corporation, Pinstripes, Inc. and certain security holders of Pinstripes, Inc. set forth therein (incorporated by reference to Exhibit 10.2 to Banyan Acquisition Corporation’s Current Report on Form 8-K, filed with the SEC on June 23, 2023).

10.12*
Lockup Agreement, dated June 22, 2023, by and among Banyan Acquisition Corporation, Pinstripes, Inc. and certain security holders set forth therein (incorporated by reference to Exhibit 10.3 to Banyan Acquisition Corporation’s Current Report on Form 8-K, filed the SEC on June 23, 2023).

10.13*
Pinstripes Holdings, Inc. 2028 Omnibus Equity Incentive Plan (incorporated by reference to Exhibit 10.13 to Pinstripes Holdings, Inc.’s Current Report on Form 8-K, filed with the SEC on January 5, 2024).

10.14*	Pinstripes Holdings, Inc. Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.14 to Pinstripes Holdings, Inc.’s Current Report on Form 8-K, filed with the SEC on January 5, 2024).

10.15*	Letter Agreement (incorporated by reference to Exhibit 10.1 to Banyan Acquisition Corporation’s Current Report on Form 8-K, filed with the SEC on January 24, 2022).

10.16*
Warrant Purchase Agreement with Banyan Acquisition Sponsor LLC (incorporated by reference to Exhibit 10.4 to Banyan Acquisition Corporation’s Current Report on Form 8-K, filed with the SEC on January 24, 2022).

10.17*
BTIG Warrants Purchase Agreement, dated January 19, 2022, by and between Banyan Acquisition Corporation and BTIG (incorporated by reference to Exhibit 10.5 to Banyan Acquisition Corporation’s Current Report on Form 8-K, filed with the SEC on January 24, 2022).

10.18*
I-Bankers Warrants Purchase Agreement, dated January 19, 2022, by and between Banyan Acquisition Corporation and I-Bankers (incorporated by reference to Exhibit 10.6 to Banyan Acquisition Corporation’s Current Report on Form 8-K, filed with the SEC on January 24, 2022).

10.19*
Support Services Agreement, dated January 19, 2022, by and between Banyan Acquisition Corporation and the Sponsor (incorporated by reference to Exhibit 10.7 to Banyan Acquisition Corporation’s Current Report on Form 8-K, filed with the SEC on January 24, 2022).

10.20*	Form of Indemnity Agreement (incorporated by reference to Exhibit 10.20 to Pinstripes Holdings, Inc.’s Current Report on Form 8-K, filed with the SEC on January 5, 2024).

10.21*#
Master Services Agreement, dated as of January 1, 2023, by and between Sysco Chicago Inc. and its affiliates and Pinstripes Inc. (incorporated by reference to Exhibit 10.18 to Banyan Acquisition Corporation’s Registration Statement on Form S-4/A, filed with the SEC on November 28, 2023).

10.22*#
Distribution Capabilities and Proposal for Pinstripes Inc., dated as of March 1, 2010, by and between Pinstripes Inc. and Edward Don & Company (incorporated by reference to Exhibit 10.19 to Banyan Acquisition Corporation’s Registration Statement on Form S-4/A, filed with the SEC on November 28, 2023).

10.23*†
Term Loan and Security Agreement, dated as of April 19, 2023, by and between GCCP II Agent, LLC and Pinstripes Inc. (incorporated by reference to Exhibit 10.20 to Banyan Acquisition Corporation’s Registration Statement on Form S-4/A, filed with the SEC on November 28, 2023).

10.24*†
Amendment No. 1 to the Loan and Security Agreement, dated as of July 27, 2023, by and among Pinstripes Inc., the financial institutions party thereto and GCCP II Agent, LLC (incorporated by reference to Exhibit 10.21 to Banyan Acquisition Corporation’s Registration Statement on Form S-4/A, filed with the SEC on November 28, 2023).

10.25*†
Vendor Agreement, dated as of April 19, 2023, by and among GCCP II Agent, LLC, C. Rae Interiors, Ltd. and Pinstripes Inc. (incorporated by reference to Exhibit 10.22 to Banyan Acquisition Corporation’s Registration Statement on Form S-4/A, filed with the SEC on November 28, 2023).

10.26*†
Loan Agreement, dated as of March 7, 2023, by and among Pinstripes, Inc., Silverview Credit Partners LP, and other institutional investors from time to time (incorporated by reference to Exhibit 10.23 to Banyan Acquisition Corporation’s Registration Statement on Form S-4/A, filed with the SEC on November 28, 2023).

10.27*†
Pledge and Security Agreement, dated as of March 7, 2023, by and among Pinstripes Inc., Pinstripes Hillsdale LLC, Pinstripes at Prairiefire, Inc., Pinstripes Illinois, LLC, and Silverview Credit Partners LP (incorporated by reference to Exhibit 10.24 to Banyan Acquisition Corporation’s Registration Statement on Form S-4/A, filed with the SEC on November 28, 2023).

10.28*†
Continuing Guaranty Agreement, dated as of March 7, 2023, by and among Pinstripes Inc., Pinstripes Hillsdale LLC, Pinstripes at Prairiefire, Inc., Pinstripes Illinois, LLC, and Silverview Credit Partners LP (incorporated by reference to Exhibit 10.25 to Banyan Acquisition Corporation’s Registration Statement on Form S-4/A, filed with the SEC on November 28, 2023).

10.29*†
First Amendment to Loan Agreement and First Amendment to Pledge and Security Agreement, dated as of April 19, 2023, by and among Pinstripes, Inc., Silverview Credit Partners LP, and other institutional investors from time to time (incorporated by reference to Exhibit 10.26 to Banyan Acquisition Corporation’s Registration Statement on Form S-4/A, filed with the SEC on November 28, 2023).

10.30*†
Second Amendment to Loan Agreement and Limited Consent, dated as of July 27, 2023, by and among Pinstripes, Inc., Silverview Credit Partners LP, and other institutional investors from time to time (incorporated by reference to Exhibit 10.27 to Banyan Acquisition Corporation’s Registration Statement on Form S-4/A, filed with the SEC on November 28, 2023).

10.31*†
Third Amendment to Loan Agreement and Limited Consent, dated as of August 9, 2023, by and among Pinstripes, Inc., Silverview Credit Partners LP, and other institutional investors from time to time (incorporated by reference to Exhibit 10.28 to Banyan Acquisition Corporation’s Registration Statement on Form S-4/A, filed with the SEC on November 28, 2023).

10.32*
Agreement of Sale and Purchase, dated as of July 2, 2014, between Pinstripes Northbrook, LLC, and 30 West Pershing, LLC, for the Sale and Purchase of Pinstripes Northbrook, 1150 Willow Road, Northbrook, Illinois (incorporated by reference to Exhibit 10.29 to Banyan Acquisition Corporation’s Registration Statement on Form S-4/A, filed with the SEC on November 28, 2023).

21.1*	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to Pinstripes Holdings, Inc.’s Current Report on Form 8-K, filed with the SEC on January 5, 2024).

23.1*	Consent of Ernst & Young LLP.

23.2**	Consent of Katten Muchin Rosenman LLP (included as part of Exhibit 5.1).

24.1*	Powers of Attorney

101.INS	XBRL Instance Document.

101.SCH	XBRL Taxonomy Extension Schema Document.

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB	XBRL Taxonomy Extension Label Linkbase Document.

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document.
107*	Filing Fee Table
__________________
 *       Previously filed.
**     Filed herewith.
††     To be filed by amendment.
†        Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.
#Certain confidential portions of this exhibit were omitted by means of marking such portions with asterisks because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.
Item 17. Undertakings.
The undersigned registrant hereby undertakes:
(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of

1933, as amended (the “Securities Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i), (ii) and (iii) do not apply if the registration statement is on Form S-1 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;
(2)that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
(3)to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;
(4)that, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and
(5)that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and
(iv)any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Northbrook, State of Illinois on the 2nd day of April, 2024.

PINSTRIPES HOLDINGS, INC.

By:	/s/ Anthony Querciagrossa
	Name:	Anthony Querciagrossa
	Title:	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
SIGNATURES AND POWER OF ATTORNEY
Pursuant to the requirements of the Securities Act, this Amendment No. 3 to this Registration Statement has been signed by the following persons in the capacities and on April 2, 2024.

NAME	POSITION	DATE

*	Chairperson, Chief Executive Officer and Director	April 2, 2024
Dale Schwartz

*	Director	April 2, 2024
Jerry Hyman

/s/ Anthony Querciagrossa	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 2, 2024
Anthony Querciagrossa

*	Director	April 2, 2024
Diane Aigotti

*	Director	April 2, 2024
George Koutsogiorgas

*	Director	April 2, 2024
Larry Kadis

*	Director	April 2, 2024
Jack Greenberg

*	Director	April 2, 2024
Daniel Goldberg

*By: /s/ Anthony Querciagrossa	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 2, 2024
Anthony Querciagrossa
Attorney-in-fact